Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Windtree Therapeutics, Inc. 2020 Equity Incentive Plan of our report dated April 2, 2020 (except for the second paragraph of Note 2, as to which the date is May 6, 2020), with respect to the consolidated financial statements of Windtree Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 12, 2021